EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Quiksilver, Inc. on Form S-8 of our report, dated January 12, 2005, which report expresses an unqualified opinion and includes an explanatory paragraph regarding a change in Quiksilver’s method of accounting for goodwill and intangible assets, appearing in the Annual Report on Form 10-K of Quiksilver, Inc. for the year ended October 31, 2004.

/s/ Deloitte & Touche LLP

Costa Mesa, California
April 4, 2005